EXHIBIT 99.1

Repros Announces Formation of Androxal(R) Clinical and Commercial Advisory Board

13 Leading KOL's Join Newly Formed Advisory Board

THE WOODLANDS, Texas, July 9, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced the formation of an international, multi-disciplinary, clinical advisory board to help maximize the commercial opportunity for Androxal.

Management and the Board of Directors of Repros tasked Professor Mike Wyllie, Ph.D., DSc, Director of Repros, and Ron Wiehle, Ph.D., V.P. of Research and Development for Repros, to assemble a well-rounded and effective group of Key Opinion Leaders (KOL's) to begin the multi-disciplinary patient and physician education process that should have great utility for the Company independent of the eventual Androxal commercial strategy.

It has become increasingly obvious that hypogonadism affects many facets of daily living and impacts adversely on patients' quality of life. Correspondingly, treatment has evolved and now involves not just andrologists and urologists, but increasingly, endocrinologists. As with erectile dysfunction, it is anticipated that with the arrival of orally effective therapy, the management of hypogonadism will become the domain of primary care physicians. Primarily the urology and andrology disciplines are to be represented by KOL's at the inaugural advisory board to be held in October 2013, the members of which include:

  Trinity Bivalacqua, M.D., Ph.D. – Associate Professor of Urology and Oncology, John Hopkins University
  William Bremner, M.D., Ph.D. – Division of Metabolism, Endocrinology and Nutrition, University of Washington
  John Dean, M.D. - Immediate past president of the International Society of Sexual Medicine (ISSM), Harley St, London, UK
  Andre Guay, M.D. – Endocrinology, Diabetes and Metabolism, Lahey Clinic and Boston University
  Lawrence Hakim, M.D. – Urologist, Cleveland Clinic and incoming president of Sexual Medicine Society of North America
  Wayne Hellstrom, M.D., F.A.C.S. – Professor of Urology and Chief of Andrology, Tulane University, incoming President of ISSM
  Edward Kim, Ph.D. – Professor at University of Tennessee Graduate School of Medicine
  Larry Lipshultz, M.D. - Professor of Urology and Chief of the Division of Male Reproductive Medicine and Surgery at the Baylor College of Medicine
  Andrew McCullough, M.D. - Professor of Urology/Division of Surgery, Albany Medical College: Urological Institute of North Eastern NY
  Martin Miner, M.D. – Primary Care Physician with specialties in Hypogonadism, Erectile Dysfunction, Men's Health Center, Miriam Hospital and member of Princeton Guidelines on Cardiovascular Risk committee
  David Rowland, Ph.D. – Professor of Psychology and Graduate Dean, Valparaiso University
  Allen Seftel, M.D. – Head of Division of Urology, Cooper University
  Myles Spar, M.D., M.P.H. – Internal Medicine, Director and Co-Director of Men's Clinic, Akasha Center

In parallel with the formation of this advisory board an additional advisory board comprising primarily endocrinologists and primary care physicians is being assembled over the next several weeks. In the past, the Company has used Glenn Cunningham, M.D., Professor of Medicine and Molecular & Cellular Biology, Baylor College of Medicine, Director, SLEH-BCM Diabetes Program and Nelly Pitteloud, M.D., Professor of Medicine, Co-Chief, Endocrinology, Diabetes and Metabolism Service, CHUV as endocrinology consultants.

It is anticipated that during the coming months while Androxal continues to undergo its current Phase 3 clinical trials and regulatory review, a number of advisory board meetings will convene. At these meetings, the KOL's will discuss and develop programs to prepare the marketplace for the potential launch of Androxal. A particular initial focus will be on programs designed to facilitate discussions between patient and physician.

Mike Wyllie, Director of Repros, commented, "I am pleased with the enthusiasm to participate and the quality and diversity of our advisory board. It is important to prepare for the arrival of an effective oral therapy for the treatment of secondary hypogonadism and provide the right support for patients and providers."

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the uncertainty of regulatory review in the U.S. and other jurisdictions, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com